EXHIBIT 10.3

FREESCALE SEMICONDUCTOR, INC.

AWARD DOCUMENT

For the

Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005

Terms and Conditions Related to Employee Nonqualified Stock Options

Recipient:	Date of Expiration:

Commerce ID#:	Number of Options:

Date of Grant:	Exercise Price:

Freescale Semiconductor, Inc. (“Freescale”) is pleased to grant you options to purchase shares of Freescale’s Class A Common Stock (“Common Stock”) under the Freescale Omnibus Incentive Plan of 2005 (the “Plan”). The number of options (“Options”) awarded to you and the Exercise Price per Option are stated above. Each Option entitles you to purchase one share of Common Stock on the terms described below and in the Plan.

Vesting and Exercise

You cannot exercise the Options until they have vested.

Regular Vesting – The Options will vest and become exercisable in accordance with the following schedule (subject to the other terms of this Option Award Document):

[VESTING SCHEDULE]

Special Vesting – Your Options may vest and become exercisable prior to the vesting dates on the vesting schedule in certain circumstances, as described below.

Exercise – You may exercise Options at any time after they vest and before they expire as described below.

Expiration

All Options expire on the earlier of (1) the Date of Expiration as stated above or (2) any of the Special Expiration Dates described below. Once an Option expires, you no longer have the right to exercise it.

Special Vesting Dates and Special Expiration Dates

There are events that cause your Options to vest sooner than the schedule discussed above or to expire prior to the Date of Expiration as stated above. Those events are as follows:

Retirement – If your employment or service with Freescale or a Subsidiary is ended because of your Retirement, Options that were granted at least one year prior to your Retirement that are not vested will automatically become fully vested upon your Retirement. Any remaining unvested Options will be forfeited. All your vested Options will then expire on the earlier of the third anniversary of ending your employment or service because of your Retirement or the Date of Expiration stated above. “Retirement” means (only for purposes of this Option Award Document) your retirement from Freescale or a Subsidiary under one of the following circumstances:

•	Retiring at or after age 55 with 20 years of service;

•	Retiring at or after age 60 with 10 years of service; or

•	Retiring at or after age 65, without regard to years of service.

For these purposes, service includes only uninterrupted service with Freescale or its predecessor or a Subsidiary.

Disability – If your employment or service with Freescale or a Subsidiary is terminated because of your Total and Permanent Disability (as defined below), Options that are not vested will automatically become fully vested upon your termination of employment or service. All your Options will then expire on the earlier of the third anniversary of your termination of employment or service because of your Total and Permanent Disability or the Date of Expiration stated above. Until that time, the Options will be exercisable by you or your guardian or legal representative.

Death – If your employment or service with Freescale or a Subsidiary is terminated because of your death, Options that are not vested will automatically become fully vested upon your death. All your Options will then expire on the earlier of the third anniversary of your death or the Date of Expiration stated above. Prior to that date, with written proof of death and inheritance, the legal representative of your estate will have the right to exercise your Options.

Change in Control – If there is a Change in Control (as defined in the Plan) of Freescale during the period in which you are employed by Freescale, then all of your unvested Options (or any replacement equity instrument provided by the successor entity) will automatically vest and become fully exercisable if any of the following events occur:

•	Freescale or the successor entity does not (a) assume and continue in full the terms of this Award Document, or (b) replace the Options with an equity instrument that (i) is convertible into freely traded public securities, and (ii) contains economic terms and other terms and conditions that are substantially equivalent to this Award Document;

•	Freescale or the successor entity terminates your employment without Cause (as defined below) at any time prior to the second anniversary of the Change in Control; or

•	You voluntarily terminate your employment with Freescale or the successor entity for Good Reason (as defined below) at any time prior to the second anniversary of the Change in Control.

In the event of a Change in Control, the term “Freescale” will include Freescale and any successor entity or assignee to the business or assets of Freescale.

Termination of Employment or Service for Cause – If Freescale or a Subsidiary terminates your employment or service for Cause all of your Options (vested and unvested) expire upon your termination.

Termination of Employment or Service by Freescale or a Subsidiary Other than for Cause – If Freescale or a Subsidiary on its initiative, terminates your employment or service other than for Cause, all of your unvested Options will automatically expire upon termination and your vested Options will expire upon the earlier of 12 months after your termination of employment or the Date of Expiration.

Termination of Employment or Service for any Other Reason than Described Above – If your employment or service with Freescale or a Subsidiary terminates for any reason (including your voluntary resignation of your employment or service) other than for those reasons described above, all of your Options (vested and unvested) will automatically expire on the date of termination.

Leave of Absence

If you take a Leave of Absence from Freescale or a Subsidiary that Freescale has approved in writing in accordance with Freescale’s Leave of Absence Policy and which does not constitute a termination of employment as determined by Freescale in accordance with Freescale’s policies and procedures (a “Leave of Absence”), the following will apply:

Vesting of Options – Options will continue to vest in accordance with the vesting schedule set forth above.

Exercising Options – You may exercise Options that are vested or that vest during the Leave of Absence.

Effect of Termination of Employment or Service – If your employment or service is terminated during the Leave of Absence, the treatment of your Options will be determined as described under “Special Vesting Dates and Special Expiration Dates” above.

Other Terms

Method of Exercising – You must follow the procedures for exercising options established by Freescale from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options

FSL Standard Stock Option Award Document - 2006

being exercised and any taxes that are required to be withheld by Freescale or a Subsidiary in connection with the exercise. Options may not be exercised for less than 50 shares unless the number of shares represented by the Option is less than 50 shares, in which case the Option must be exercised for the remaining amount.

Transferability – Unless the Committee provides, Options are not transferable other than by will or the laws of descent and distribution.

Tax Withholding – To the extent that Freescale is required to withhold any federal, state, local foreign or other taxes in connection with the exercise of the Options, it will be a condition to exercise that you pay the taxes or make provisions that are satisfactory to Freescale to pay the taxes, in an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of Common Stock deliverable in connection with the exercise of the Options.

Definition of Terms

If a term is used but not defined, it has the meaning given such term in the Plan.

“Cause” means (1) your conviction of any criminal violation involving dishonesty, fraud or breach of trust, (2) your willful engagement in gross misconduct in the performance of your duties, or (3) a material violation of the Freescale Code of Business Conduct and Ethics or a material violation of Freescale’s standard operating procedures.

“Fair Market Value” is the closing price for a share of Freescale Common Stock on the relevant date. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal.

“Good Reason” means the occurrence of one or more of the following events without your written consent (1) you are assigned duties materially inconsistent with your position, duties, responsibilities and status with Freescale as they exist during the 90-day period immediately preceding a Change in Control, or your position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of Freescale ceasing to be a publicly traded entity) (2) Freescale reduces your annual base salary or target incentive opportunity under Freescale’s annual incentive plan, or reduces your target incentive opportunity under any cash-based long-term incentive plan maintained by Freescale, each such target incentive opportunity as in effect during the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time, unless such target incentive opportunity is replaced by a substantially equivalent substitute opportunity, or (3) Freescale requires you regularly to perform your duties of employment beyond a fifty (50) mile radius from the location of your employment immediately prior to the Change in Control.

“Subsidiary” means any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Freescale.

“Total and Permanent Disability” means for (1) U.S. employees, entitlement to long-term disability benefits under the Freescale Disability Income Plan and any successor plan or a determination of permanent total disability under a state workers compensation statute and (2) non-U.S. employees, as established by applicable Freescale policy or as required by local regulations.

Consent to Transfer Personal Data

By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Freescale and its Subsidiaries hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in Freescale, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Plan (“Data”). Freescale and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Freescale and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Freescale in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You

FSL Standard Stock Option Award Document - 2006

authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf by a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Freescale; however, withdrawing your consent may affect your ability to participate in the Plan.

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights

You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Freescale or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future. Future grants, if any, will be at the sole discretion of Freescale, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.

Agreement Following Termination of Employment

As a further condition of accepting the Options, you acknowledge and agree that for a period of two years following your termination of employment or service, you will not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, or to communicate in support of those activities, any employee of Freescale or a Subsidiary to terminate his/her employment with Freescale or a Subsidiary and/or to seek employment with your new or prospective employer, or any other company.

You agree that upon termination of employment with Freescale or a Subsidiary, you will immediately inform Freescale of (i) the identity of your new employer (or the nature of any start-up business or self-employment), (ii) your new title, and (iii) your job duties and responsibilities. You hereby authorize Freescale or a Subsidiary to provide a copy of this Award Document to your new employer. You further agree to provide information to Freescale or a Subsidiary as may from time to time be requested in order to determine your compliance with the terms hereof.

Adjustments

If the number of outstanding shares of Common Stock is changed as a result of stock dividend, stock split or the like without additional consideration to Freescale, the number of shares subject to this Option shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

Substitute Stock Appreciation Right

Freescale reserves the right to substitute a Stock Appreciation Right (“SAR”) for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute SAR shall be applicable to the same number of shares as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute SAR may be settled only in Common Stock.

Governing Law

All questions concerning the construction, validity and interpretation of this Option shall be governed by and construed according to the internal law and not the law of conflicts of the State of Delaware.

Jurisdiction and Venue

You and Freescale irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Texas, in any action or proceeding brought with respect to or in connection with this Award Document.

Interpretation

The contents of this Award Document are subject in all respects to the terms and conditions of the Plan. The interpretation and construction by the Board of Directors and/or the Compensation Committee of any provision of the Plan or this Award Document shall be final and conclusive upon you, your estate, executor, administrator, beneficiaries, personal representative and guardian and Freescale and its successors.

Successors and Assigns

This Award Document shall bind any successor of Freescale, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that Freescale would be obligated under this Award Document if no succession had taken place. If a successor would not by the foregoing provision or by operation of law be bound by this Award Document, Freescale shall require such successor expressly and unconditionally to assume and agree to

FSL Standard Stock Option Award Document - 2006

perform Freescale’s obligations under this Award Document, in the same manner and to the same extent that Freescale would be required to perform if no succession had taken place.

This Award Document, and the terms and conditions of the Plan, shall bind, and inure to the benefit of you, your estate, executor, administrator, beneficiaries, personal representative and guardian and Freescale and its successors and assigns. The Options subject to this grant are personal to you and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by you until they become earned; provided, however, that your rights with respect to such Options may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this paragraph shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Options.

Amendment

Any amendment to the Plan shall be deemed to be an amendment to this Award Document to the extent that the amendment is applicable hereto. The terms and conditions of this Award Document may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at Freescale. Notwithstanding the foregoing, no amendment shall adversely affect your rights under this Award Document without your consent.

Acceptance of Terms and Conditions

By accepting the Options, you agree to be bound by these terms and conditions, the Plan and any and all rules and regulations established by Freescale in connection with awards issued under the Plan. As a condition to receiving the Options granted hereunder, you may be asked to sign such other documents and agreements as the Committee may deem necessary or appropriate.

Other Information about Your Options and the Plan

You can find other information about options and the Plan at: http://compass.freescale.net/go/2005.fsl.omnibus.plans If you do not have access to the website, please contact Freescale Global Rewards, 6501 William Cannon Drive West, Austin, TX 78735; for an order form to request Plan documents.

FSL Standard Stock Option Award Document - 2006